Exhibit 10.19

LIMITED LIABILITY COMPANY AGREEMENT

OF

EDUCATION FIRST FINANCE LLC

TABLE OF CONTENTS

     This Table of Contents does not form part of the Agreement to which it is attached but is inserted for convenience only.

Page
ARTICLE I

FORMATION OF THE COMPANY

Section 1.1. Formation of the Company	1
Section 1.2. Name	1
Section 1.3. Business of the Company	1
Section 1.4. Location of Principal Place of Business	2
Section 1.5. Agent for Service of Process	2
Section 1.6. Term	2

ARTICLE II

DEFINITIONS

Section 2.1. Definitions	2

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1. Initial Capital Contributions	14
Section 3.2. Additional Capital Contributions by the Members	14
Section 3.3. Interest on Capital Contributions	14
Section 3.4. Withdrawal and Return of Capital Contributions	15

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSS

Section 4.1. Allocation of Net Income and Net Loss	15
Section 4.2. Other Allocation Provisions	15
Section 4.3. Allocations for Income Tax Purposes	18
Section 4.4. Withholding	19

Page
INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS; INSURANCE

Section 8.1. Right to Indemnification	37
Section 8.2. Right to Advancement of Expenses	37
Section 8.3. Non-Exclusivity of Rights	38
Section 8.4. Insurance	38
Section 8.5. Indemnification of Employees and Agents of the Company	38

ARTICLE IX

TRANSFERS OF INTERESTS BY MEMBERS

Section 9.1. General	38
Section 9.2. Transfer of Interest of Members	39
Section 9.3. Further Requirements	40
Section 9.4. Consequences of Transfers Generally	41
Section 9.5. Capital Account	42
Section 9.6. Additional Filings	42

ARTICLE X

RESIGNATION OF MEMBERS;
TERMINATION OF COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

Section 10.1. Resignation of Members	42
Section 10.2. Dutch Auction Procedure	43
Section 10.3. Dissolution of Company	44
Section 10.4. Distribution in Liquidation	45
Section 10.5. Final Reports	46
Section 10.6. Rights of Members	46
Section 10.7. Deficit Restoration	47
Section 10.8. Termination	47

ARTICLE XI

NOTICES AND VOTING

Section 11.1. Notices	47
Section 11.2. Voting	48

LIMITED LIABILITY COMPANY AGREEMENT

OF

EDUCATION FIRST FINANCE LLC

          LIMITED LIABILITY COMPANY AGREEMENT of EDUCATION FIRST FINANCE LLC (the “Company”), dated as of September 9, 1996, between TCB Education First Corporation, a Delaware corporation (“TCB Sub”), and Student Loan Marketing Association, a government-chartered private corporation (“Sallie Mae”).

RECITALS

          WHEREAS, the parties hereto desire to form a limited liability company under the Act (as defined below) for the purposes stated herein.

          NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

FORMATION OF THE COMPANY

          Section 1.1. Formation of the Company. The Members (as defined below) hereby form a limited liability company under the Act. The Members shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the formation and operation of the Company as a limited liability company under this Agreement and the Act and under all other laws of the State of Delaware and of all other jurisdictions in which the Company may conduct business. The Company shall not be required to deliver a copy of the Certificate (as defined below) or any amendments thereto to any Member.

          Section 1.2. Name. The name of the Company is “Education First Finance LLC”.

          Section 1.3. Business of the Company. Subject to the limitations on the activities of the Company otherwise specified in this Agreement, the Company may engage in any activity or business in which a limited liability company may lawfully engage under the Act; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the Company shall under no circumstances engage in any activity which is not legally permissible for a national bank.

          Section 1.4. Location of Principal Place of Business. The location of the principal place of business of the Company is New York or such other location as may be determined by a Majority in Interest of the Members (as defined below). In addition, the Company may maintain such other offices as may be determined by a Majority in Interest of the Members at any other place or places within or without the State of New York.

          Section 1.5. Agent for Service of Process. The agent for service of process in the State of Delaware shall be The Corporation Trust Company. The appropriate Officers (as defined below) may, at any time, designate an additional agent or agents to receive service of process on behalf of the Company.

          Section 1.6. Term. The term of the Company shall commence on the date hereof, and shall continue until the Dissolution Date (as defined below), unless either (a) the Company is earlier dissolved and terminated in accordance with the provisions of this Agreement or (b) a Majority in Interest of the Members agree in writing to the extension of the term of the Company.

ARTICLE II

DEFINITIONS

          Section 2.1. Definitions. Unless the context otherwise requires, the following capitalized terms shall have the meanings indicated in this Section 2.1:

          “Accountants” means such firm of independent public accountants as shall be engaged by the Company (in accordance with Section 7.13) in connection with any audit of any financial statements.

          “Act” means the Limited Liability Company Act, Chapter 434 of Title 6 of the Delaware Code, 6 Del. Code §18-101 et seq., as in effect on the date hereof and as it may be amended hereafter from time to time.

          “Adjusted Capital Account”, at any time, with respect to the Capital Account of any Member shall equal the Member’s Capital Account at such time (x) increased by the sum of (A) the amount of the Member’s share of partnership minimum gain (as defined in Regulation Section 1.704-2(g)(1) and (3)), (B) the amount of the Member’s share of partner nonrecourse debt minimum gain (as defined in Regulation Section 1.704-2(i)(5)) and (C) any amount of the deficit balance in its Capital Account the Member is obligated to restore on liquidation of the Company pursuant to this Agreement or is treated as obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) and (y) decreased by reasonably expected adjustments, allocations and distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition shall be interpreted consistently with Regulation Section 1.704-1(b)(2)(ii)(d).

          “Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities or other voting ownership interests of the specified Person, (ii) any Person a majority of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (iv) a partnership in which the specified Person is a general partner, (v) any officer or director of the specified Person, and (vi) if the specified Person is an officer, director, general partner or employee, any other entity for which the specified Person acts in any such capacity.

          “Agreement” means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

          “Applicable Restrictions” has the meaning specified in Section 13.2(b).

          “Banking Approvals” means all consents, approvals and actions of, filings with and notices to the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and any other federal or state regulatory authority responsible for supervising banks or bank holding companies necessary to permit Chase and the other parties to the Venture Agreements to perform their obligations under this Agreement and the other Venture Agreements and to consummate the transactions contemplated hereby and thereby.

          “Bankruptcy Law” means, with respect to any Person, (i) the Bankruptcy Reform Act of 1978, as amended, and the rules and regulations promulgated thereunder or (ii) any other law in any jurisdiction applicable to such Person relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts of such Person.

          “Board” means the board of Representatives established pursuant to Article XII.

          “Book Value” means, with respect to any Company Asset as of any date, such Company Asset’s adjusted basis for Federal income tax purposes as of such date, except that (i) the initial Book Value of a Company Asset contributed by a Member to the

Company (including a Company Asset deemed contributed as a result of a constructive termination of the Company pursuant to Code Section 708(b)(1)(B)) shall be the Value of such Company Asset on the date of such contribution and (ii) if the Book Value of a Company Asset has been determined pursuant to clause (i) above, such Book Value shall thereafter be adjusted by the depreciation, cost recovery and amortization attributable to such Company Asset assuming that the adjusted basis of such Company Asset was equal to its Book Value determined pursuant to the methodology described in Regulation Section 1.704-1(b)(2)(iv)(g)(3).

          “Borrower” means any borrower or cosigner on any Education Related Loan which is owned (or is to be acquired pursuant to an existing agreement) by either (i) the Company or the Trust or (ii) Chase or any of its Affiliates.

          “Business” means the business of (directly or indirectly) purchasing, owning, financing and securitizing Education Related Loans and Other Approved Products and Services originated or held by Chase and its Affiliates as contemplated by this Agreement and the Venture Agreements.

          “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the State of New York.

          “Business Plan” means the Preliminary Business Plan, as the same may be amended or modified by a Majority in Interest of the Members, the Initial Business Plan and any other new or revised business plan which may be approved from time to time by a Majority in Interest of the Members.

          “Business Policy” means any policy or policies covering the business and affairs of the Company adopted from time to time by a Majority in Interest of the Members, as the same may be amended or modified from time to time by a Majority in Interest of the Members.

          “Capital Account” means, with respect to each Member, the account established and maintained for such Member on the books of the Company in compliance with Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Member’s Capital Account will initially equal the amount of cash and the Contribution Value of any property initially contributed to the Company and, throughout the term of the Company, the Capital Account of each Member will be (a) increased by (i) the amount of income and gains allocated to such Member pursuant to Article IV and (ii) any cash or the Contribution Value of any property subsequently contributed by such Member to the Company pursuant to Article III, and (b) decreased by the amount of (i) losses and deductions allocated to such Member pursuant to Article IV, and (ii) the amount of cash and the Distribution Value of any other Company Asset distributed to such Member by the Company.

          “Capital Contribution” means a contribution to the capital of the Company.

          “Capitalized Lease Obligations” of any Person means, as of any date as of which the amount thereof is to be determined, the amount of the liability capitalized or disclosed (or which should be capitalized or disclosed) in accordance with generally accepted accounting principles consistently applied in a balance sheet of such Person in respect of any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in conformity with generally accepted accounting principles consistently applied, be required to be accounted for as a capital lease on such Person’s balance sheet.

          “Cash Equivalents” shall mean (a) debt securities with maturities of 180 days or less from the date of acquisition thereof which are issued or fully guaranteed or insured as to payment of principal and interest by the United States of America or any agency thereof, (b) certificates of deposit with maturities of 180 days or less from the date of acquisition thereof issued by any United States commercial bank having capital and surplus in excess of $500,000,000 and having senior debt rated A or better by Thomson BankWatch Inc. or such other rating agency as may be agreed to by a Majority in Interest of the Members; (c) commercial paper of a United States issuer rated at least either A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc. with maturities of 180 days or less from the date of acquisition thereof; and (d) money market mutual funds.

          “Certificate” means the Certificate of Formation of the Company, as amended, modified or supplemented from time to time.

          “Chair” means the chair of the Board.

          “Chase” means The Chase Manhattan Corporation, a Delaware corporation, as constituted on the Closing Date and any successor thereto.

          “Chase Trademarks” means the trademarks or service marks listed on Annex A hereof.

          “Closing Date” means the later of (i) October 1, 1996 and (ii) the second Business Day after the first date on which all necessary Banking Approvals are received.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

          “Commitment Lenders” has the meaning specified in Section 13.2(b)(v).

          “Company” means the limited liability company formed pursuant to this Agreement under the name “Education First Finance LLC”.

          “Company Asset” means any property or asset of the Company, and “Company Assets” means the aggregate of all of the property and assets of the Company.

          “Contribution Value” means the Value of property (other than cash) contributed by a Member to the Company (net of liabilities secured by such contributed property that the Company is treated as assuming or taking subject to pursuant to Section 752 of the Code).

          “Dissolution Date” means August 31, 2026, subject to extension as set forth in Sections 1.6 and 10.3(a).

          “Distribution Value” of any Company Asset distributed by the Company to any Member means the Value of such Company Asset (net of all liabilities that such Member is treated as assuming or taking subject to in connection with such distribution, pursuant to the provisions of Section 752 of the Code).

          “Dutch Auction Closing” has the meaning specified in Section 10.2(b).

          “Dutch Auction Event” means any of the following events or occurrences, if either Member notifies the other Member that such event has occurred pursuant to a written notice describing such event in reasonable detail (the “Dutch Auction Event Notice”):

     (i) any governmental or regulatory authority informs the Company or any Member that such authority or its senior staff has determined that the Company’s Business or any of a Member’s Venture Interests or a Member’s relationship to the Company violates applicable laws, rules or regulations, and any Member believes that the determination is reasonably likely to be implemented or given effect; provided, however, that the parties shall work together in good faith for a period of 60 days after delivery of the Dutch Auction Event Notice (or, if such period is not practicable under the circumstances, such shorter period as may be necessary to avoid any violation of law or official sanction) either (x) to persuade such authority or its senior staff that no such violation has occurred or (y) to restructure the transactions contemplated hereby so that the Company’s Business, the Member’s Venture Interests and the Member’s

relationship to the Company do not violate applicable law, and no Dutch Auction Event shall be deemed to have occurred until and unless such period passes without either such result being achieved;

     (ii) there is a change in any applicable law, rule or regulation which would alter the accounting treatment or capital cost of a Member’s continued ownership of its Venture Interests in any way which would have a material adverse effect on the value of the Interest to such Member; provided, however, that the parties shall work together in good faith for a period of 60 days after delivery of the Dutch Auction Event Notice (or, if such period is not practicable under the circumstances, such shorter period as shall be practicable) to restructure the transactions contemplated hereby so that such change would not have a material adverse effect on the value of the Venture Interests to such Member, and no Dutch Auction Event shall be deemed to have occurred until and unless such period passes without such result being achieved;

     (iii) any license, permit, authorization, approval, registration, franchise or similar consent granted or issued by any governmental or regulatory authority necessary for the continuation of the Business or a material portion thereof or for a Member’s continued ownership of its Interest is revoked, terminated, canceled or suspended, and such revocation, termination, cancellation or suspension (x) cannot be cured at reasonable cost and within a reasonable period of time and (y) if not cured, would have a material adverse effect on the Company, the Business or the value to a Member of its Interest;

     (iv) any Parent or other Affiliate of either Member (“the Breaching Member”) materially breaches any of its obligations, covenants and agreements with respect to the payment of money set forth in the Participation Agreements and shall fail to cure such breach within five days after receipt of notification thereof from the other Member (the “Non-Breaching Member”); provided, however, that the foregoing shall not constitute a Dutch Auction Event unless the Non-Breaching Member delivers a Dutch Auction Event Notice to the Breaching Member; or

     (v) Sallie Mae delivers a Dutch Auction Event Notice to TCB Sub under the circumstances described in the last sentence of Section 13.2(a).

     “Education Related Loans” means:

     (i) any loan authorized under the Federal Family Education Loan Program or any successor program;

     (ii) any Health Education Assistance Loan or any loan under any successor program;

     (iii) any other loan made to individual borrowers under a public or private program which is exclusively designed, and the primary marketing focus of which is, to meet the costs of education, including vocational training but excluding primary and high school education; and

     (iv) any other loan made to individual borrowers under a public or private program, a major purpose or marketing focus of which program is to meet the costs of education, including vocational training, but only if such loan has been designated an Education Related Loan by a Majority in Interest of the Members.

          “Event of Withdrawal” has the meaning specified in Section 10.3.

          “Expiration Date” has the meaning specified in Section 13.1.

          “Federal Family Education Loan Program” means the program set forth in Part B of Title IV of the Higher Education Act of 1965, as amended, and any Federally-sponsored successor to such program involving privately-made, publicly guaranteed loans.

          “Fiscal Year” has the meaning specified in Section 7.11.

          “Guaranty Agency” means any Guaranty Agency approved by the Finance Company and by the Servicer or any other Primary Servicer.

          “Health Education Assistance Loans” means a loan authorized pursuant to Title VII, Part C, Subpart I of the Public Health Services Act, as amended, or any successor thereto.

          “Initial Business Plan” has the meaning specified in Section 7.15.

          “Initial Employees” means all employees of the Company whose employment with the Company commences on or before January 1, 1997.

          “Interest”, when used in reference to an interest in the Company, means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, its interest in the capital, profits, losses and distributions of the Company.

          “Investment”, as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest of such Person in, stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by that Person to any other Person (including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business but excluding all Education Related Loans and Other Approved Products and Services).

          “Key Officer” means the President and any Officer who directly reports to the President.

          “Legal Dispute” has the meaning specified in Section 7.16(a).

          “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

          “Liquidator” has the meaning specified in Section 10.3(b).

          “Majority in Interest of the Members” at any time means Members whose aggregate Percentage Interests exceed 75%.

          “Marketing Company” means the limited liability company formed pursuant to the Marketing Company Agreement under the name “Education First Marketing LLC”.

          “Marketing Company Agreement” means the Limited Liability Company Agreement of Education First Marketing LLC, dated as of even date herewith, between TCB Sub and Sallie Mae, as the same may be amended from time to time.

          “Material Contract” means (a) any material license agreement to which the Company or any of its Subsidiaries is a party either as licensee or as licensor, (b) any of the Venture Agreements, (c) any contract which involves payments either to or by the Company or any of its Subsidiaries in excess of $50,000 in any Fiscal Year and (d) any contract with a term of more than one year.

          “Member” means TCB Sub and Sallie Mae and each Person admitted as a Substituted Member pursuant to Article IX, and, with respect to those provisions of this Agreement concerning a Member’s rights to receive a share of profits or other distributions or the return of a Member’s contribution, any Transferee of a Member’s Interest in the Company (except that a

Transferee who is not admitted as a Member shall have only those rights specified by the Act and which are consistent with the terms of this Agreement).

          “Net Income” and “Net Loss”, respectively, for any period means the income and loss, respectively, of the Company for such period as determined in accordance with the method of accounting followed by the Company for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Company which are described in Code Section 705(a)(2)(B); provided, however, that in determining Net Income and Net Loss and every item entering into the computation thereof, solely for the purpose of adjusting the Capital Accounts of the Members (and not for purposes of determining the Members’ distributive shares for tax purposes of the Company’s items of income, gain, loss and deduction), (A) any income, gain or loss attributable to the taxable disposition (including a disposition pursuant to Section 4.2(g)) of any Company Asset shall be computed as if the adjusted basis of such Company Asset on the date of such disposition equalled its Book Value as of such date, and (B) depreciation, cost recovery and amortization as to any Company Asset shall be computed by assuming that the adjusted basis of such Company Asset equalled its Book Value determined pursuant to the methodology described in Regulation Section 1.704-1(b)(2)(iv)(g)(3); and provided, further, that any item (computed as provided above and after taking into account the adjustments in the preceding proviso) allocated under Section 4.2 shall be excluded from the computation of Net Income and Net Loss.

          “Offer Price” has the meaning specified in Section 10.2(a).

          “Offeree” has the meaning specified in Section 10.2(a).

          “Offeree’s Notice” has the meaning specified in Section 10.2(a).

          “Offeror” has the meaning specified in Section 10.2(a).

          “Offeror’s Notice” has the meaning specified in Section 10.2(a).

          “Officer” means any officer of the Company appointed pursuant to Section 7.8.

          “Other Approved Products and Services” means the products and services described on Annex B and any other products and services designated as Other Approved Products and Services by a Majority in Interest of the Members.

          “Parent” of any Person means the entity which is the

ultimate owner of all of the equity interests and all of the voting securities or other voting interests of such Person, either directly or through one or more Wholly Owned Subsidiaries.

          “Participation Agreements” means the (i) Master Participation Agreement dated as of the date hereof among the Trustee, the Company and TCB Sub, (ii) the Master Participation Agreement dated as of the date hereof among the Trustee, the Company and Sallie Mae, (iii) the Interim Participation Agreement dated as of the date hereof among The Chase Manhattan Bank (the “Chase Bank”), the Company and the Trustee, (iv) the Interim Participation Agreement dated as of the date hereof among Chase Manhattan Bank (USA), N.A., the Company and the Trustee, (v) the Interim Participation Agreement dated as of the date hereof among Texas Commerce Bank, National Association, the Company and the Trustee, (vi) the ELSC Loan Participation Agreement dated as of the date hereof among Chase Bank, the Company and the Trustee, (vii) the ELSC Loan Subparticipation Agreement dated as of the date hereof among TCB Sub, the Company and the Trustee and (viii) the ELSC Loan Subparticipation Agreement dated as of the date hereof among Sallie Mae, the Company and the Trustee, in each case as the same may be amended from time to time.

          “Percentage Interest” means, with respect to each Member, 50%.

          “Person” means any individual, partnership, limited liability company, association, corporation, trust or other.

          “Policy Disagreement” has the meaning specified in Section 7.16(a).

          “Preliminary Business Plan” means the current preliminary business plan for the Company, which is attached hereto as Exhibit I.

          “President” means the president of the Company.

          “Presumed Tax Liability” means, for any Member, for any Fiscal Year, an amount equal to the product of (a) the amount of the Company’s taxable income allocated to such Member for that Fiscal Year and (b) the Presumed Tax Rate.

          “Presumed Tax Rate” means the highest effective combined Federal, state and local income tax rate applicable during such Fiscal Year to a tax-paying corporation doing business solely in New York City, New York and taxable at the highest marginal Federal, state and local income and franchise tax rates; provided, however, that for purposes of determining the highest effective combined Federal, state and local income tax rates, each such tax rate (except the Federal rate) shall be multiplied by the difference between one and the highest Federal rate.

          “Primary Servicer” means the Servicer or any successor servicer providing services with respect to the Education Related Loans substantially similar to those provided by the Servicer under the Servicing Agreement.

          “Purchaser” has the meaning specified in Section 10.2(b).

          “Regulation” means a Treasury Regulation promulgated under the Code.

          “Representative” has the meaning specified in Section 12.1.

          “Restricted Business” has the meaning specified in Section 13.2(b).

          “Restricted Company” has the meaning specified in Section 13.2(b).

          “Sallie Mae” has the meaning specified in the forepart of this Agreement.

          “Sallie Mae Trademarks” means the trademarks or service marks listed on Annex C hereof.

          “Secretary” means the secretary of the Company.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Seller” has the meaning specified in Section 10.2(b).

          “Senior Officers” has the meaning specified in Section 7.16(a).

          “Servicer” means Sallie Mae Servicing Corporation, a Virginia Corporation.

          “Servicing Agreement” means the Loan Servicing Agreement of even date herewith among the Servicer, the Trustee and the Company, as the same may be amended from time to time.

          “Substituted Member” means any Person admitted to the Company as a substituted Member pursuant to the provisions of Article IX.

          “Subsidiary” of any Person means any Person in which such first Person owns a majority of the equity interests or a majority of the voting securities or other voting interests, either directly or through one or more Subsidiaries.

          “Tax Distribution” has the meaning specified in Section 5.2.

          “Tax Matters Partner” shall have the meaning specified in Section 7.14.

          “TCB Sub” has the meaning specified in the forepart of this Agreement.

          “Transfer”, “Transferee” and “Transferor” have respective meanings specified in Section 9.1.

          “Treasurer” means the treasurer of the Company.

          “Trust” means the Chase/Sallie Mae Education Loan Trust established under the Trust Agreement, dated as of the date hereof, between the Company and The Chase Manhattan Bank, as Trustee.

          “Trustee” means The Chase Manhattan Bank, solely in its capacity as trustee of the Trust and not in its individual capacity.

          “Value” of any Company Asset as of any date means the fair market value of such Company Asset as of such date, as determined by a Majority in Interest of the Members (except that if there is a Liquidator, such determination shall be made by the Liquidator) upon a reasonable basis and in good faith.

          “Venture Agreements” means the contracts and agreements listed in Annex D hereto, as the same may be amended from time to time.

          “Venture Interests” of any Member at any particular time means (i) all Interests of such Member and its Affiliates in the Company, (ii) the entire ownership interest of such Member and its Affiliates in the Marketing Company at such time, including, without limitation, its interest in the capital, profits, losses and distributions of the Marketing Company and (iii) the entire ownership interest of such Member and its Affiliates in any loan participations issued under the Participation Agreements.

          “Wholly Owned Subsidiary” of any Person means any Subsidiary in which such Person owns all of the equity interests and all of the voting securities or other voting interests,

either directly or through one or more Wholly Owned Subsidiaries.

ARTICLE III

CAPITAL CONTRIBUTIONS

          Section 3.1. Initial Capital Contributions. Simultaneously with the execution of this Agreement, each of TCB Sub and Sallie Mae shall make a Capital Contribution of $50. Prior to the Closing Date, each of TCB Sub and Sallie Mae shall make the Capital Contributions in cash and property set forth opposite such Member’s name under the headings “Cash” and “Other Property” on Annex E of this Agreement. The Members agree that the value of such assets (other than cash) on the date hereof is the amount set forth under the heading “Value of Other Property” on Annex E of this Agreement. The Members agree that during the remaining term of this Agreement, each Member will make additional Capital Contributions, at the times and in the amounts requested by the Company; provided, however, that the aggregate amount of Capital Contributions by any Member to the Company, together with the aggregate amount of any capital contributions made by such Member to the Marketing Company under the Marketing Company Agreement shall not exceed $15,000,000 except with the written consent of each Member.

          Section 3.2. Additional Capital Contributions by the Members. Except as set forth in Section 3.1, no Capital Contributions shall be made to the Company except with the written consent of each Member.

          Section 3.3. Interest on Capital Contributions. No Member shall be entitled to interest on or with respect to any Capital Contribution.

          Section 3.4. Withdrawal and Return of Capital Contributions. Except as provided in this Agreement, no Member shall be entitled to withdraw any part of that Member’s Capital Contribution or to receive distributions from the Company.

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSS

          Section 4.1. Allocation of Net Income and Net Loss.

          The Members agree to treat the Company as a partnership and the Members as partners for Federal income tax purposes and shall file all tax returns accordingly. The Company and each Member shall refrain from filing with the Internal Revenue Service (the “IRS”) any election for the Company to be treated as an association taxable as a corporation, and shall file with the IRS any election permitted under final Regulations for the Company to be treated as a partnership for Federal income tax purposes. Except as provided in Section 4.2, the Company’s Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Fiscal Year shall be allocated to the Members in accordance with their respective Percentage Interests; provided, that upon the sale of all or substantially all Company Assets or upon the liquidation of the Company, items of income, gain, deduction and loss shall first be allocated to the Members so as to cause, to the extent possible, the Members’ Capital Account balances to be proportionate to the Members’ respective Percentage Interests and then in accordance with the Members’ respective Percentage Interests.

          Section 4.2. Other Allocation Provisions.

          (a) If there is a net decrease in “partnership minimum gain” (within the meaning of Regulation Section 1.704-2(d)) for a Fiscal Year, then there shall be allocated to each Member items of income and gain for that Fiscal Year equal to that Member’s share of the net decrease in partnership minimum gain (within the meaning of Regulation Section 1.704-2(g)(2)), subject to the exceptions set forth in Regulation Section 1.704-2(f)(2), (3), and (5), provided, that if the Company has any discretion as to an exception set forth pursuant to Regulation Section 1.704-2(f)(5), the Tax Matters Partner may exercise such discretion on behalf of the Company. The Tax Matters Partner shall, if the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Commissioner to waive the minimum gain chargeback requirement pursuant to Regulation Section 1.704-2(f)(4). The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

          If during a Fiscal Year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Regulation Section 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Member with a share of that partner nonrecourse debt minimum gain (determined in accordance with Regulation Section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall, subject to exceptions set forth in Regulation Section 1.704-2(i)(4) (provided, that if the Company has any discretion as to an exception set forth by reference to Regulation Section 1.704-2(f)(5), the Tax Matters Partner may exercise such discretion on behalf of the Company), be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member’s share of the net decrease in the partner nonrecourse minimum gain. The Tax Matters Partner shall, if the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members, ask the Commissioner to waive the minimum gain chargeback requirement pursuant to Regulation Sections 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

          (b) If during any Fiscal Year of the Company a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Member’s Adjusted Capital Account, there shall be allocated to the Member items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a “qualified income offset” provision as described in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

          (c) If any Member has a deficit in its Adjusted Capital Account, such Member shall be specially allocated items of Company income and gain in the amount of such deficit as rapidly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(c) were not in this Agreement.

          (d) Notwithstanding anything to the contrary in this Article IV:

     (i) Company losses, deductions, or Code Section 705(a)(2)(B) expenditures that are attributable to a particular partner nonrecourse liability shall be allocated to the Member that bears the economic risk of loss for the liability in accordance with the rules of Regulation Section 1.704-2(i); and

     (ii) Company losses, deductions, or Code Section 705(a)(2)(B) expenditures that are attributable to the Company’s partnership nonrecourse liabilities shall be allocated to the Members in accordance with their Percentage Interests.

          (e) Notwithstanding any provision of Section 4.1 no allocation of Net Losses shall be made to a Member if it would cause the Member to have a negative balance in its Adjusted Capital Account. Allocations of Net Losses that would be made to a Member but for this Section 4.2(e) shall instead be made to other Members pursuant to Section 4.1 to the extent not inconsistent with this Section 4.2(e). To the extent allocations of Net Losses cannot be made to any Member because of this Section 4.2(e), such allocations shall be made to the Members in accordance with Section 4.1 notwithstanding this Section 4.2(e).

          (f) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (b), (c) or (e) of this Section 4.2 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 4.1, subsequent allocations under Section 4.1 shall be made, to the extent possible and without duplication, in a manner consistent with paragraphs (a), (b), (c) and (e) which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraphs (b), (c) and (e).

          (g) Solely for the purpose of adjusting the Capital Accounts of the Members, and not for purposes of determining the Members’ distributive shares for tax purposes of the Company’s items of income, gain, loss and deduction, if any property is distributed in kind to any Member, the difference between its Value and its Book Value at the time of distribution shall be treated as gain or loss recognized by the Company and allocated pursuant to the provisions of Section 4.1.

          (h) In determining the Members’ share of the excess nonrecourse liabilities of the Company, if any, for purposes of Regulation Section 1.752-3(a)(3), the Members’ share of Company profits shall be proportional to the Members’ Percentage Interests.

          (i) Except to the extent otherwise required by the Code and Regulations, if an Interest in the Company is transferred in whole or in part in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to such Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Tax Matters Partner within thirty days after such transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Company.

          (j) Any allocations made pursuant to this Article IV shall be made in the following order: (i) Section 4.2(a), (ii) Section 4.2(b), (iii) Section 4.2(d), (iv) Section 4.2(f), (v) Section 4.2(i), (vi) Section 4.1 and (vii) Section 4.2(c). These provisions shall be applied as if all distributions and allocations were made at the end of the Fiscal Year. Where any provision depends on the Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Regulation Section 1.704-2(j).

          (k) If, for any taxable period of the Company, the Company is deemed to have a net increase (or decrease) in income for tax purposes as a result of a redetermination by a tax authority resulting from transactions between the Company and any Member or any Affiliate of any Member, the item or items of income or gain (or loss or deduction) that resulted in such increase (or decrease) in income shall be allocated to the Member that was (or the Affiliate of which was) a party to the transaction and the Capital Accounts of the Members shall reflect such allocations.

          Section 4.3. Allocations for Income Tax Purposes. (a) The income, gains, losses, deductions and credits of the Company for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Sections 4.1 and 4.2; provided that solely for Federal, local and state income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property the Book Value of which differs from its tax basis shall be allocated in accordance with the requirements of Code Section 704(c) using the “traditional method with curative allocations” of Regulation Section 1.704-3(c).

          Section 4.4. Withholding. The Company shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution to that

Member in the amount of the withholding. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Company may, at its option, (a) require the Member to reimburse the Company for such withholding or (b) reduce any subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with any representations and forms that shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

ARTICLE V

DISTRIBUTIONS

          Section 5.1. Distributions. Except as provided in Section 5.2 and Section 5.3, any distributions of cash or of property other than cash to any Member shall be made only upon the written agreement of a Majority in Interest of the Members with respect to the amount, the manner (including, without limitation, the determination of whether cash and/or property shall be distributed by the Company and to which Member(s) such distributions shall be made) and the timing of such distributions.

          Section 5.2. Tax Distributions. Five days prior to the due date for the payment by a calendar year corporation of each quarterly installment of estimated Federal income tax with respect to any Fiscal Year, the Company shall distribute to the Members, in proportion to their Percentage Interests, an amount (a “Tax Distribution”) such that aggregate Tax Distributions with respect to such quarter and all prior quarters of such Fiscal Year shall equal, (i) with respect to the first quarter of the Fiscal Year, 25%, (ii) with respect to the second quarter of the Fiscal Year, 50%, (iii) with respect to the third quarter of the Fiscal Year, 75% and (iv) with respect to the fourth quarter of the Fiscal Year, 100% of the estimated aggregate Presumed Tax Liabilities of all Members for such Fiscal Year. Upon the Company’s filing of its Federal, state and local income or franchise tax returns for any Fiscal Year, the Company shall compute the aggregate Presumed Tax Liabilities of all Members for such Fiscal Year. If the aggregate Presumed Tax Liabilities for the Fiscal Year exceeds the amount distributed to the Members pursuant to this Section 5.2 with respect to such Fiscal Year, the Company shall distribute any excess to the Members, in proportion to their Percentage Interests, within five days of the Company’s filing of such tax returns. With the approval of a Majority in Interest of the Members, the Company may reduce the amount distributable in any Fiscal Year pursuant to this Section 5.2 by all amounts distributed to the Members during such Fiscal Year pursuant to Sections 5.1 and 5.3.

          Section 5.3. Periodic Mandatory Distributions. From and after the fiscal quarter beginning October 1, 1997, the Company shall, at least once in each fiscal quarter, distribute to the Members, in proportion to their Percentage Interests, all of the cash and Cash Equivalents held by the Company in excess of the amount needed by the Company to meet its anticipated operating expenses and capital expenditures, including appropriate reserves for future liabilities, as determined by a Majority in Interest of the Members; provided, however, that no such distribution shall be required unless the Company’s equity capital, determined in accordance with generally accepted accounting principles consistently applied, shall exceed 0.5% (or such other percentage as may be determined in accordance with the Business Plan then in effect) of the Company’s total assets as of the end of the preceding fiscal quarter.

ARTICLE VI

POWERS, RIGHTS AND DUTIES
OF THE MEMBERS

          Section 6.1. Powers and Duties. Except as otherwise set forth in this Agreement, the Company shall act by a Majority in Interest of the Members, and the Members, acting by a Majority in Interest of the Members, shall have exclusive and complete authority, discretion, right and power to manage the operations and affairs of the Company, to make all decisions regarding the business of the Company, to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement and to act for or bind the Company; provided, however, that no Member acting alone who does not hold a Majority in Interest of the Members may bind the Company; and provided further that the Members may act through the Representatives as set forth in Section 12.1. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Members as set forth in this Agreement.

          Section 6.2. Limitations. Notwithstanding anything in this Agreement to the contrary, no Member shall, without the written consent or ratification of the specific act by all Members given in this Agreement or by other written instrument executed and delivered by all Members subsequent to the date of this Agreement, cause or permit the Company to

          (a) do or perform any act, or cause any act to be done or performed, which would make it impossible to carry on the ordinary business of the Company;

          (b) possess Company property, or sell, lease, assign, pledge, transfer or otherwise dispose of Company property, for other than a Company purpose;

          (c) admit a Person as a Member;

          (d) do or perform any act, or cause any act to be done or performed, that would subject any Member to liability as a general partner in any jurisdiction; or

          (e) do or perform any act, or cause any act to be done or performed, which would result in another Member’s violating any applicable law, rule or regulation or any applicable license, permit, approval, registration, franchise or similar consent granted by any governmental or regulatory authority.

          Section 6.3. Transactions with Affiliates.

          (a) The Company shall not enter into, amend, modify or subject to waiver any transaction or contract, or series of related transactions and contracts, with any Member or any Affiliate of any Member, except with the approval of a Majority in Interest of the Members; provided, however, that, without the approval of a Majority in Interest of the Members, the Company may enter into the Venture Agreements and the transactions expressly contemplated thereby (but may not amend, modify, subject to material waiver or make any material election of rights or remedies under the Venture Agreements without the approval of a Majority in Interest of the Members); and provided further that, without the approval of a Majority in Interest of the Members, the Company may enter into, amend, modify or subject to waiver any transaction or contract or series of related transactions and contracts which (A) relates to less than $50,000 in the aggregate, (B) is to be fully performed within an aggregate term of one year or less and (C) is on terms which are commercially reasonable and are no less favorable to the Company than could have been obtained through arms’-length negotiations with an unaffiliated third party. Nothing herein contained shall be construed as a guarantee of the performance by any Member or its Affiliates of its obligations under any contract between any such Member or Affiliate and the Company.

          (b) No Member and no Affiliate of any Member shall receive any compensation from the Company, except (i) as otherwise permitted in this Agreement and the Venture Agreements (including pursuant to a transaction, contract or series of transactions and contracts permitted by Section 6.3(a)) and (ii) the Members’ interest in distributions, capital, profits, income, gain, loss, deduction and credit of the Company.

          Section 6.4. Nature and Validity of Transactions with Members and Affiliates. Subject to the provisions of Section 6.3, any Member or any Affiliate of a Member may be

employed or retained by the Company or any Affiliate of the Company in any capacity. The validity of any transaction, agreement or payment involving the Company and the Members or any of their respective Affiliates otherwise permitted by this Agreement shall not be affected by reason of the relationship between the Members and such Affiliate or the approval of such transaction, agreement or payment by the Members.

          Section 6.5. Exculpation. No Member shall be personally liable for the return of any portion of the Capital Contributions (or any return thereon) of the Members. The return of such Capital Contributions (or any return thereon) shall be made solely from the Company Assets. No Member shall be required to pay to the Company or to any Member any deficit in the Capital Account of any Member upon dissolution of the Company or otherwise. No Member shall have the right to demand or receive property other than cash for its Interest in the Company. Neither the Members, the Officers nor any of their respective Affiliates, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any action taken or failure to act on behalf of the Company that the Person taking or failing to take such action reasonably believed to be within the scope of the authority conferred on the Members or such Officers by this Agreement, by the instrument electing such Officers or by law unless such act or omission was performed or omitted in bad faith or constituted gross negligence or willful misconduct.

          Section 6.6. Expenses. The Company shall be responsible for and shall pay all expenses incurred in connection with the operation of the Company’s Business. Each Member shall be entitled to receive out of Company funds reimbursement of all expenses incurred by such Member or any of its Affiliates on the Company’s behalf in connection with the operation of the Company’s Business; provided, however, that the aggregate of all such reimbursements in any Fiscal Year shall not exceed $50,000 without the approval of a Majority in Interest of the Members.

          Section 6.7. Indemnification of Members. The Company shall indemnify and hold harmless each Member and the Affiliates of each Member (and their respective officers, agents and employees) from and against any claim, loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of or in connection with the Company or this Agreement, including, without limitation, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, except that the Company shall not be responsible under this Section 6.7 to an indemnified party for any claim, loss, expense, damage or injury that has resulted solely from such indemnified party’s bad faith, willful misconduct or gross negligence.

ARTICLE VII

OFFICERS, EMPLOYEES AND AGENTS OF THE COMPANY

          Section 7.1. Delegation of Authority. Pursuant to the provisions of Section 18-407 of the Act, the Members hereby delegate to the Officers the authority, right and power, in the management of the Company’s Business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including, by way of illustration but not by way of limitation, the following powers (but subject in all cases to the limitations set forth below in the provisos to this Section 7.1):

          (a) to conduct the Company’s Business;

          (b) to acquire, hold, sell, lease, transfer, assign, exchange, pledge, dispose of and otherwise deal with all or any part of the Company Assets, and incident thereto, to liquidate Company Assets at any time during the term of the Company and to reinvest the proceeds thereof;

          (c) to enter into, amend, renew, extend or otherwise modify any financing or refinancing arrangements relating to the Business of the Company, and, incident thereto, to pledge or otherwise encumber all or any part of the Company Assets as margin or other collateral for such financing and refinancing arrangements;

          (d) to do such other acts as the Officers may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Company, including, without limitation, to enter into, make and perform agreements, undertakings and transactions with any Officer, any Member or any shareholder, direct or indirect partner, member, Affiliate or employee of any Officer or Member, or with any other Person having any business, financial or other relationship with any Officer, any Member or any direct or indirect partner, member, Affiliate or employee of any Officer or Member;

          (e) to engage independent legal counsel or other experts (other than the Accountants) selected by the Officers on behalf of the Company as the Officers may deem necessary or advisable and for such compensation as the Officers may determine;

          (f) to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to any Company Assets, including, without limitation, the voting of securities, the approval of a restructuring of an investment in any securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

          (g) to maintain bank accounts and draw checks or other orders for the payment of money and to maintain brokerage, mutual funds and similar accounts;

          (h) to employ and dismiss consultants, attorneys, and such other agents and employees for the Company as the Officers may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Company;

          (i) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Company;

          (j) to deposit, withdraw, invest, pay, retain and distribute the Company’s funds in a manner consistent with the provisions of this Agreement;

          (k) to take all action which may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business in which it is engaged;

          (l) to invest temporarily Company Assets in Cash Equivalents;

          (m) to purchase from other Persons, at the expense of the Company, contracts of liability, casualty and other insurance that the Officers deem advisable, appropriate or convenient for the protection of the Company Assets or for any purpose convenient or beneficial to the Company; and

          (n) to execute and deliver any and all agreements, instruments or other documents as are necessary or desirable to carry out the intentions and purposes of the above duties and powers;

provided, however, that notwithstanding any other provision of this Section 7.1, the Officers shall not have the authority, right or power to take any action described in Section 6.2 unless such action is approved by all of the Members, or to take any action described in Section 6.3(a) or Section 7.13 unless such action is approved by a Majority in Interest of the Members, or to take any other action that by the terms of this Agreement requires the approval of a specified percentage of the Members unless such action is approved by the requisite percentage of the Members; and provided further that the delegation of authority in this Section 7.1 may be revoked in whole or in part at any time or from time to time by a Majority in Interest of the Members (but no such revocation shall affect the rights of a third party under a contract entered into by the Company pursuant to such delegated authority prior to the revocation thereof).

          Section 7.2. Powers of Officers Generally. The Officers shall include the Chair, the President, the Treasurer and the Secretary, and may also include one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. All Officers shall be appointed in accordance with this Agreement and, subject to Article VI and limitations on their delegated authority set forth in Section 7.1, shall each have such powers and duties as would generally pertain to their respective offices if they were officers of a corporation incorporated under the Delaware General Corporation Law, subject to the specific provisions of this Article VII, together with such other powers and duties as from time to time may be approved by a Majority in Interest of the Members. Any number of such offices may be held by the same individual, but no Officer shall execute, acknowledge or verify any instrument in more than one capacity.

          Section 7.3. Powers of the Chair. The Chair shall preside at all meetings of the Board, but shall have no other powers and duties and shall have no power or authority to bind the Company by his or her act.

          Section 7.4. Powers of the President. The President shall be the chief executive officer. He or she shall have general charge of the business affairs of the Company.

          Section 7.5. Powers of the Treasurer. The Treasurer shall be the chief financial officer of the Company and shall have charge of all funds and Securities of the Company, shall endorse the same for deposit or collection when necessary and deposit the same to the credit of the Company in such banks or depositaries as a Majority in Interest of the Members may authorize. The Treasurer shall report to the President. In the event of the disability of the President, or in the event that the office of President becomes vacant, the Treasurer shall act as chief executive officer until such time as such disability is removed or a new President is appointed in accordance with this Agreement.

          Section 7.6. Powers of the Secretary. The Secretary

shall record all actions taken in respect of the Company by a Majority in Interest of the Members or by the Board in a book to be kept for that purpose. The Secretary shall report to the President.

          Section 7.7. Powers of the Vice Presidents, Assistant Treasurers and Assistant Secretaries.

          (a) Each Vice President shall have such powers and perform such duties as a Majority in Interest of the Members may from time to time prescribe or, in the case of any Vice President who is not a Key Officer, as the President may from time to time prescribe. Unless otherwise determined by a Majority in Interest of the Members, each Vice President shall report to the President.

          (b) In the absence or inability to act of the Treasurer, any Assistant Treasurer may perform all the duties and exercise all the powers of the Treasurer. An Assistant Treasurer shall also perform such other duties as the Treasurer or the President may assign to him or her.

          (c) In the absence or inability to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. An Assistant Secretary shall also perform such other duties as the Secretary or the President may assign to him or her.

          Section 7.8. Appointment, Compensation, Resignation and Removal.

          (a) The President shall be removed from office automatically on each Reappointment Date (as defined below) unless reappointed to such office by a Majority in Interest of the Members during the 30-day period immediately preceding such Reappointment Date. For any individual holding the office of President, the “Reappointment Date” means (i) the second anniversary of his or her initial appointment to such office and (ii) the third anniversary of such Reappointment Date and each subsequent Reappointment Date.

          (b) Except as may be prescribed otherwise by a Majority in Interest of the Members in a particular case, all Officers other than the President shall hold their offices at the pleasure of a Majority in Interest of the Members for an unlimited term and need not be reappointed annually or at any other periodic interval. Any Officer may be appointed at any time by a Majority in Interest of the Members on the recommendation of the President. Any Officer who is not a Key Officer may be removed from office, with or without cause, at any time by a Majority in Interest of the Members or by the President, subject to reappointment by a Majority in Interest of the Members. Any Key Officers may be removed from office, with or without cause, at any time by a Majority in Interest of the Members, except that the Chair shall be removed from office automatically each year on the anniversary of the Closing Date and his or her successor as Chair shall be appointed on a rotating basis by TCB Sub and Sallie Mae, subject to the approval of the non-appointing Member, which approval shall not be unreasonably withheld, with TCB Sub appointing the initial Chair. Any removal from office shall be without prejudice to an individual’s contract rights, if any, but the appointment of any individual as an Officer shall not of itself create contract rights.

          (c) Any Officer may resign at any time upon written notice to the Company.

          (d) All matters relating to the compensation of Officers shall be determined by a Majority in Interest of the Members on the recommendation of the President.

          Section 7.9. Books and Records. Proper and complete records and books of account shall be kept by the Treasurer or by individuals acting under his or her direction in which shall be entered fully and accurately all transactions and other matters relative to the Company’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including the Capital Account established for each Member. The Company books and records shall be kept in accordance with generally accepted accounting principles. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the inspection and examination of the Members or their duly authorized representatives for a proper purpose during reasonable business hours and at the sole cost and expense of the inspecting or examining Member. The Company shall maintain at its principal office and make available to any Member or any designated representative of any Member a list of names and addresses of, and Interests in the Company owned by, all Members.

          Section 7.10. Access to Information.

          (a) The Company shall send the following information to each Person who was a Member at any time during such Fiscal Year:

          (i) As soon as available and in any event no later than 45 days after the end of each Fiscal Year, financial statements (which shall be prepared in accordance with generally accepted accounting principles and audited by the Accountants), including a balance sheet and statements of income and changes in financial position showing the cash distributed in such Fiscal Year and the balance of such

Member’s Capital Account at the end of such Fiscal Year and the manner of its calculation;

          (ii) As soon as available and in any event no later than 120 days after the end of each Fiscal Year (or such later deadline as may be agreed to by the Members in writing), a copy of IRS Form 1065 (or any successor form), including Schedule K-1 thereto, indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for Federal income tax purposes provided, however, that neither such Form 1065 nor any schedule thereto (or any successor form or schedule) need be delivered until 10 days after both the Tax Matters Partner and the other Member have approved of such Form pursuant to Section 7.14(b).

          (iii) As soon as available and in any event no later than 30 days after the end of each fiscal quarter, unaudited financial statements (which shall be prepared in accordance with generally accepted accounting principles, other than the omission of footnotes and normal year end adjustments), including a balance sheet and statements of income and changes in financial position showing the cash distributed in such fiscal quarter and the balance of such Member’s Capital Account at the end of such fiscal quarter and the manner of its calculation.

          (iv) As soon as available and in any event no later than 10 days after the end of each month, financial statements (which need not be prepared in accordance with generally accepted accounting principles or audited but shall be prepared in accordance with the internal management accounting systems used by the Company in the ordinary course of its business), including a balance sheet and statements of income and changes in financial position showing the cash distributed in such month and the balance of such Member’s Capital Account at the end of such month and the manner of its calculation.

          (v) As soon as available and in no event later than 15 days after the end of each month, key operating information requested by the Members.

          (b) Each Member and each Representative shall be entitled to full access, upon reasonable prior notice and during normal business hours, to all Officers, employees, agents and accountants of the Company and to all of their assets, properties, books and records, which the Members may inspect and copy. Except as provided in Section 13.3, the Company shall furnish each Member and each Representative with all such information and data concerning the Business and the Company as such Member or Representative reasonably may request in connection with such investigation.

          Section 7.11. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year; provided, however, that the last Fiscal Year of the Company shall end on the date on which the Company is terminated.

          Section 7.12. Company Funds. Company funds shall be held in the name of the Company and shall not be commingled with those of any other Person. Company funds shall be used only for the business of the Company.

          Section 7.13. Limits on Power of Officers, Employees and Agents of the Company. Anything in this Agreement to the contrary notwithstanding, no Officer, employee or agent of the Company shall, unless specifically approved by a Majority in Interest of the Members subsequent to the date of this Agreement, cause or permit the Company or the Trust to take any of the following actions (provided, however, that any such action may be taken without such approval if the Business Plan then in effect specifically authorizes such action or if such action is expressly required by this Agreement or by any of the Venture Agreements):

          (a) amend, modify, repeal, take any action inconsistent with or otherwise supersede any Business Plan or Business Policy or adopt any new Business Plan or Business Policy;

          (b) at any time after the Initial Business Plan becomes effective in accordance with Section 7.15, make any expenditure for any item or activity in any Fiscal Year exceeding the amount provided for such item or activity in the annual budget contained in the Business Plan then in effect, if such Business Plan was last approved by a Majority in Interest of the Members during the then-current Fiscal Year or during the 90-day period immediately preceding the first day of the then-current Fiscal Year; provided, however, that during the first fiscal quarter of each Fiscal Year, if a Business Plan for such Fiscal Year was not approved by a Majority in Interest of the Members during such Fiscal Year or during the 90-day period immediately preceding the first day of such Fiscal Year, the Company may make expenditures for any item or activity in an amount equal to 25% of the amount budgeted for such item or activity for such full Fiscal Year by the Business Plan last in effect for the next preceding Fiscal Year (or if such Business Plan did not contain a budget for such Fiscal Year, the amount budgeted for such preceding Fiscal Year);

          (c) enter into, terminate or amend any Material Contract, or make any material election of rights or remedies or any other material decisions or determinations, or grant any material waivers or consents, under any Material Contract; provided, however, that notwithstanding any other provision of this Agreement, any determination of the Company to terminate the Servicing Agreement pursuant to Sections 7.2(b), 7.3(l) or 9.2 thereof or to seek bids from other potential servicers pursuant to Section 7.2(a) thereof (as well as the terms of any request for proposals with respect to such bids) shall be made by the Company in accordance with the directions of any Member or Members whose aggregate Percentage Interests exceed one-half of the aggregate Percentage Interests of all Members that are not Affiliates of the Servicer;

          (d) terminate or amend any material governmental approval, authorization, license or permit necessary for the orderly and profitable operation of the Company’s business;

          (e) institute, compromise or settle any material litigation or arbitration proceeding, or settle any insurance claim (other than claims made to a Guaranty Agency with respect to a guarantee or insurance of Education Related Loans issued by such Guaranty Agency) for an amount in excess of $50,000, except as set forth in Section 7.18;

          (f) sell, assign, pledge, transfer or otherwise dispose of any Education Related Loan or Other Approved Products and Services or any interest therein or of any interest in the Trust (including without limitation securitizations and sales of loan participations and subparticipations (other than (i) sales of loan participations and subparticipations in accordance with the terms of the Participation Agreements and (ii) sales of Education Related Loans to any Guaranty Agency in connection with any claim with respect to a guarantee or insurance issued by such Guaranty Agency) and (iii) sales of Education Related Loans pursuant to the Consolidation Loan Agreement);

          (g) sell, lease, assign, pledge, transfer or otherwise dispose of any asset or group of assets (other than any Education Related Loan or Other Approved Products and Services), in one transaction or a series of related transactions, for consideration in excess of $50,000 in any Fiscal Year (including without limitation securitizations and sales of loan participations and subparticipations (other than sales of loan participations and subparticipations in accordance with the terms of the Participation Agreements).

          (h) create, incur, assume or suffer to exist any indebtedness of the Company or the Trust (including without limitation in connection with securitizations or sales of loan participations (other than sales of loan participations in accordance with the terms of the Participation Agreements)) for borrowed money (which shall include for purpose hereof Capitalized Lease Obligations and guarantees or other contingent obligations for indebtedness for borrowed money);

          (i) mortgage, encumber or create or incur Liens on its assets, except as may be imposed by operation of law or by Section 7.13(h);

          (j) make any Investment in any Person other than the Company and its Subsidiaries, except for (i) commission, travel and similar advances to Officers and employees made in the ordinary course of business, (ii) other loans, advances and guarantees made to or on behalf of Officers and employees in accordance with one or more Business Policies and (iii) Investments which are Cash Equivalents;

          (k) adopt, enter into or become bound by any employee retirement, pension, compensation, benefit, bonus or incentive plan, program or arrangement or any collective bargaining agreement, or amend, modify or terminate (partially or completely) any employee retirement, pension, compensation, benefit, bonus or incentive plan, program or arrangement or any collective bargaining agreement, except as required by law;

          (l) enter into, amend, modify or waive any provision of any employment or severance contract with any Officer or increase the total annual compensation of any Officer;

          (m) appoint or change the Accountants, make any material change of accounting or tax policies or elections or change its Fiscal Year; provided, however, that in the event that the Accountants resign or the position otherwise becomes vacant, and no new independent certified accountant has been approved by a Majority in Interest of the Members, within a period of 30 days following the date of such resignation or the initial date of such vacancy, then a new firm shall be chosen by the President from among the six largest international accounting firms, excluding the firm of accountants which has resigned from such position and any firm of accountants which has performed substantial services for either Chase or Sallie Mae as its primary auditing firm within the one-year period preceding the date of such resignation;

          (n) expand into lines of business, or conduct any business, other than the Business;

          (o) purchase, acquire or obtain all or substantially all of the business or assets of another Person; or purchase, acquire or obtain any other assets for consideration (including assumed liabilities) in excess of $50,000, other than acquisitions of Education Loans and Other Approved Products and Services in accordance with the terms of the Venture Agreements;

          (p) enter into any joint ventures or partnerships or establish any Subsidiaries;

          (q) consolidate or merge into or with any other Person, or enter into any similar business combination transaction;

          (r) liquidate, dissolve or wind up, either voluntarily or involuntarily;

          (s) issue, sell or grant any securities to any Person;

          (t) take any action that would cause the Company, any of its Subsidiaries or the Trust to become subject to the registration or reporting requirements of the Securities Act, the Securities Exchange Act or any similar securities laws of any other jurisdiction; grant any registration rights to any Person; or list any securities on any securities exchange or over-the-counter trading system; or securitize any Education Related Loans or Other Approved Products and Services held by the Company or the Trust;

          (u) become a party to any agreement which by its terms restricts or prevents the Company’s performance of the terms of this Agreement or any of the other Venture Agreements in any material respect;

          (v) commence any proceeding or file any petition seeking relief under any Bankruptcy Law, or consent to the institution of, or fail to contest in a timely and appropriate manner, any such proceeding or filing; apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official; make a general assignment for the benefit of creditors; admit in writing its inability to pay its debts as they become due; or take any action for the purpose of effecting any of the foregoing;

          (w) sell, transfer, assign, pledge, license or otherwise dispose of any its material trademarks or other intellectual property interests, or terminate or waive any confidentiality agreement or restriction applicable or relating to such intellectual property interests, other than in the ordinary course of business;

          (x) open or close any bank, brokerage, mutual fund or similar account, or add any authorized signatory or signatories on any such account;

          (y) establish any reserves from Company funds, including without limitation reserves with respect to Company operations and reserves for the payment of Company obligations;

          (z) employ or make any offer to employ any of the Initial Employees; or

          (aa) enter into any contract or agreement to take any of the foregoing actions.

          Section 7.14. Tax Matters Partner.

          (a) For purposes of Code Section 6231(a)(7), as the case may be, the “Tax Matters Partner” shall be Sallie Mae (or any Substituted Member) as long as Sallie Mae or such Substituted Member, as the case may be, remains a Member.

          (b) The Tax Matters Partner shall prepare or cause to be prepared all tax returns (including all tax elections), estimated tax returns and other tax information of the Company. The Tax Matters Partner shall furnish a draft of the federal income tax return of the Company to the other Member for review 30 days before the date such return must be made available to such Member in accordance with Section 7.10(a)(ii) (such date to be determined without regard to the proviso in such section), and shall furnish a draft of each other tax return to the other Member not less than 30 days prior to the due date for filing such return, as such date may from time to time be extended. The Tax Matters Partner shall file each federal, state, and local tax return of the Company and make any Company tax election only after such return or election has been approved by an authorized representative of the Tax Matters Partner and an authorized representative of the other Member; provided, however, that such approval shall not be unreasonably withheld.

          (c) The Tax Matters Partner shall provide the other Member with copies of any written materials the Tax Matters Partner receives from or submits to the Internal Revenue Service (the “IRS”) or any other taxing authority no later than seven (7) business days following the receipt or submission thereof, and shall, reasonably in advance of same, inform the other Member of any meetings or conferences with the IRS or such other taxing authority. The other Member shall have the right to participate in any such meetings or conferences, and in any subsequent administrative or judicial proceedings.

          (d) The Tax Matters Partner shall not, without obtaining the written consent of the other Member, (i) concede any proposed adjustment of taxes relating to partnership items of the Company or (ii) in its capacity as Tax Matters Partner, file a petition under Code Sections 6226, 6228 or any other Code Section with respect to any partnership items of the Company. Nothing contained in this Agreement is intended to waive any rights, including rights to participate in administrative and judicial proceedings, that the Member other than the Tax Matters Partner may have under Code Sections 6221 to 6223.

          (e) All expenses reasonably incurred by the Tax Matters Partner and the other Member while performing the duties described in this Section 7.14, including internal expenses (such as the allocable portion of the cost of tax department personnel, overhead, and other charges) (which internal expenses shall not exceed $20,000 in any Fiscal Year without the consent of each Member) shall be paid or reimbursed promptly by the Company.

          Section 7.15. Business Plan. Each of the Preliminary Business Plan, the Initial Business Plan and any subsequent Business Plan may be amended, modified, repealed or otherwise superseded at any time by a Majority in Interest of the Members and, if so amended or modified, shall remain in effect as so amended or modified until further amended, modified, repealed or otherwise superseded by a Majority in Interest of the Members. The Members acknowledge that the Preliminary Business Plan is merely a preliminary business plan for the Company and that it does not contain the level of detail that will be contained in future Business Plans. Beginning immediately after signing of this Agreement, the Members shall work together in good faith to produce a more detailed business plan for the Company, covering the fiscal year ending December 31, 1997, to replace the Preliminary Business Plan, and when approved by a Majority in Interest of the Members, such detailed business plan (the “Initial Business Plan”) shall become effective, superseding the Preliminary Business Plan. At least once in each fiscal quarter, the President shall review with the Board performance against the Business Plan then in effect. Not more than 90 days nor less than 60 days prior to the end of each Fiscal Year, the President shall present to the Board a proposed new business plan, which shall include proposed annual budgets, financing and securitization plans, plans for distributions to Members and business strategies for each of the five following Fiscal Years, in substantially the same level of detail as the Initial Business Plan, and thereafter, prior to the end of such Fiscal Year, the Board shall meet to consider such proposed new business plan; provided, however, that such proposed new business plan shall not become effective unless approved by a Majority in Interest of the Members.

          Section 7.16. Resolution of Legal Disputes and Policy Disagreements.

          (a) In the event that either (x) a dispute, controversy or claim arises out of or relates to this Agreement or any Venture Agreement, including the interpretation, breach, termination and validity thereof (a “Legal Dispute”) or (y) a matter arises for determination by the Members and cannot be resolved because of the failure to obtain the approval of a Majority in Interest of the Members and, in the good faith opinion of either Member or any of its Representatives, resolution of that matter is vital to the continued operation of the Company in the Business (a “Policy Disagreement”), then such Member or Representative may refer the Legal Dispute or Policy Disagreement for determination by a senior officer of Chase and a senior officer of Sallie Mae (the “Senior Officers”), or their respective delegates, who shall have the authority to settle the Legal Dispute or Policy Disagreement, as the case may be, in accordance with the following procedures:

     (i) Any reference under this Section 7.16(a) shall be by written notice to each Member specifying the nature of the Legal Dispute or Policy Disagreement being referred to the Senior Officers.

     (ii) Each Senior Officer may appoint a delegate to deal with the reference if:

     (A) The delegate is not and has not been an Officer or an employee of the Company; and

     (B) Written notice of the appointment is given to each Member within two Business Days of the notice described in (i) above.

     (iii) The Senior Officers or their delegates shall work together in good faith to resolve by mutual agreement the Legal Dispute or Policy Disagreement referred to them within 15 days after the date of reference or such later time as the parties may agree.

          (b) If within the period referred to in Section 7.16(a)(iii) the Senior Officers or their delegates fail to resolve by mutual agreement the Legal Dispute or Policy Disagreement referred to them, the Members have not otherwise resolved that Legal Dispute or Policy Disagreement and in the case of a Policy Disagreement, the Policy Disagreement has arisen on or prior to August 31, 2002, then either Member may refer that Legal Dispute or such Policy Disagreement to arbitration in accordance with the procedure set forth in Section 14.2.

          (c) In the event that a Policy Disagreement arises

after August 31, 2002 either party may exercise its rights under Section 10.2, but no party shall have any right to arbitrate such Policy Disagreement. Any arbitration of a Policy Disagreement existing and which has not been finally resolved on August 31, shall be dismissed and terminated.

          Section 7.17. Regulatory Inspection. Each Member agrees that the Company shall be subject to inspection, examination or audit by any regulatory authority to the degree necessary for each Member to remain in compliance with all laws, rules, regulations or interpretations thereof applicable to it and that each Member will cooperate fully with any such examination, inspection or audit.

          Section 7.18. Litigation and Claims Involving Members. Notwithstanding any other provision of this Agreement, in the event that (x) there is any action, suit, proceeding, litigation or arbitration between the Company, on the one hand, and any Member (or an Affiliate of a Member), on the other hand, (y) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under any Venture Agreement) by the Company against any Member (or an Affiliate of a Member), or by any Member (or an Affiliate of a Member) against the Company or (the Member described in clause (x) or (y) being referred to herein as the “Interested Member”), all determinations of the Company (on behalf of itself or the Trust) relating to such action, suit, proceeding, litigation, arbitration, claim, demand (including, without limitation, all determinations by the Company whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim, demand, election, or decision, and all determinations by the Company relating to the prosecution or defense thereof) shall be made by the Company in accordance with the directions of any Member or Members whose aggregate Percentage Interests exceed one-half of the aggregate Percentage Interests of all Members other than the Interested Member.

ARTICLE VIII

INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS; INSURANCE

          Section 8.1. Right to Indemnification. Each individual who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a Person of whom he or she is the legal representative is or was an Officer or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company against all expense, liability and loss (including, without limitation, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, amounts paid or to be paid in settlement and reasonable attorneys’ fees and disbursements) reasonably incurred by such indemnitee in connection therewith; provided, however, that the Company shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by a Majority in Interest of the Members.

          Section 8.2. Right to Advancement of Expenses. The right to indemnification conferred in Section 8.1 shall include the right to be paid by the Company the expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 8.2 or otherwise.

          Section 8.3. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, provision of this Agreement or any other agreement or otherwise.

          Section 8.4. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

          Section 8.5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by a Majority in Interest of the Members, grant rights to indemnification, and rights to the advancement of expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Officers.

ARTICLE IX

TRANSFERS OF INTERESTS BY MEMBERS

          Section 9.1. General. No Member may sell, assign, pledge, transfer or in any manner dispose of, or create, or suffer the creation of, a security interest in or any encumbrance on all or a portion of its Interest in the Company (the commission of any such act being referred to as a “Transfer”, any Person who effects a Transfer being referred to as a “Transferor” and any Person to whom a Transfer is effected being referred to as a “Transferee”) except in accordance with the terms and conditions set forth in this Article IX. No Transfer of an Interest in the Company shall be effective until such date as all requirements of this Article IX in respect thereof have been satisfied and, if consents, approvals or waivers are required by any other Member, all of the same shall have been confirmed in writing by such other Member. Any Transfer or purported Transfer of an Interest in the Company not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable to a Member pursuant to Article V, in respect of a direct or indirect interest in the Company that has been Transferred in violation of this Section 9.1, may be withheld by the Company following the occurrence of a Void Transfer until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest.

          Section 9.2. Transfer of Interest of Members.

          (a) Except as otherwise provided in Section 9.2(d), Section 9.2(e) and Article X, a Member may not Transfer all or any portion of its Interest in the Company without the prior consent of each other Member, which consent may be given or withheld in each such Members’ sole discretion and may include any terms and conditions that any such Member shall deem appropriate in its sole discretion.

          (b) The Transferee of a Member’s Interest in the Company may be admitted to the Company as a Substituted Member only upon the receipt of the prior written consent of each other Member, which consent may be given or withheld in each such Member’s sole discretion and may include any terms and conditions that any such Member shall deem appropriate in its sole discretion. Except as required by law, an assignee of a Member’s Interest or any part thereof who does not become a Substituted Member pursuant to the provisions of this Section 9.2(b) shall have no right to require any information or account of the Company’s transactions, to inspect the Company’s books or to vote on any of the matters upon which a Member would be entitled to vote under this Agreement, or to any other rights of a Member under this Agreement or the Act, except that such assignee shall, to the extent of the interest transferred, be entitled to such Member’s share of the net profits, net losses and gains, and distributions. No Transferee of a Member’s Interest in the Company shall become a Substituted Member unless such Transfer shall also be made in compliance with Sections 9.2(a) and 9.3.

          (c) Upon the Transfer of a Member’s entire Interest in the Company and effective immediately after the admission of such Member’s Transferee(s) as Substituted Member(s) pursuant to Section 9.2(b), a Member shall be deemed to have resigned from the Company as a Member.

          (d) Any Member may Transfer all or any part of its Interest to a Wholly Owned Subsidiary of such Member’s Parent; provided, however, that except as set forth in the following proviso, such Transferee shall not be admitted to the Company as a Substituted Member except in accordance with Section 9.2(b); and provided further that in the event Regulations substantially in the form of proposed Sections 301.7701-2 and 301.7701-3, issued on May 10, 1996 (the “New Regulations”), are adopted and become effective (and to the extent that the New Regulations require an election in order for the Company to be classified as a partnership for Federal income tax purposes, such election has been made), such Transferee shall be admitted to the Company as a Substituted Member, effective as of the latest of (x) the effective date of the New Regulations, (y) the date of any such election and (z) the date of such Transfer, without the necessity of compliance with Section 9.2(b).

          (e) Upon the death, disability, resignation in contravention of Section 10.1 or occurrence of the bankruptcy of a Member (the “Resigning Member”), the Company shall have the right to treat such Member’s successor(s)-in-interest as assignees of the Interest in the Company of the Resigning Member, with only such rights of an assignee of a limited liability company interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. Without limiting the generality of the foregoing, the successor(s)-in-interest of the Resigning Member shall have only the rights to allocations and distributions provided in Articles IV, V and X, unless otherwise waived by all of the other Members in their sole discretion. For purposes of this Section 9.2(d), if the Resigning Member’s Interest in the Company is held by more than one Person (for purposes of this subsection, the “Assignees”), the Assignees shall appoint one Person with full authority to accept notices and distributions with respect to such Interest in the Company on behalf of the Assignees and to bind them with respect to all matters in connection with the Company or this Agreement.

          Section 9.3. Further Requirements. In addition to the requirements of Section 9.2, and unless waived in whole or in part by all of the Members in their sole discretion, no Transfer of all or any portion of an Interest in the Company may be made unless the following conditions are met:

          (a) the Transferor pays all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements and the cost of the preparation, filing and publishing of any amendment to this Agreement or the Certificate, incurred by the Company in connection with the Transfer;

          (b) the delivery to the Secretary of the Company of a fully executed copy of all transfer documents relating to the Transfer, including, without limitation, an instrument of transfer, executed by both the Transferor and the Transferee, and the agreement in writing of the Transferee to:

     (i) be bound by the terms imposed upon such Transfer by the other Members and by the terms of this Agreement; and

     (ii) assume all obligations of the Transferor under this Agreement relating to the Interest in the Company that is the subject of such Transfer;

          (c) the representation of the Transferor and the Transferee, and, upon the request of any Member, the delivery of an opinion of counsel reasonably acceptable to such Member, that:

     (i) the Transfer will not cause the Company to be treated as an association taxable as a corporation for Federal income tax purposes;

     (ii) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code;

     (iii) the Transfer will not result in the termination of the Company for Federal income tax purposes; and

     (iv) the Transfer will not violate any requirement of, or otherwise adversely affect the status of the Company or any of its affiliates under, the Securities Act, the Securities Exchange Act or any other applicable Federal or state securities laws, rules or regulations or violate or cause the Company to violate any rule of any regulatory authority which may have jurisdiction over the Company.

Any consents or waivers from any Member permitted under this Article IX shall be given or denied in the sole discretion of such Member. The Members shall reflect each Transfer and admission authorized under this Article IX (including the terms and conditions imposed thereon by the Members) by preparing an amendment to this Agreement, dated as of the date of such Transfer, to reflect such Transfer or admission. The form and content of all documentation delivered to any Member pursuant to this Section 9.3 shall be subject to the approval of such Member, which approval may be granted or withheld in such Member’s sole discretion.

          Section 9.4. Consequences of Transfers Generally.

          (a) In the event of any Transfer or Transfers permitted under this Article IX, the Transferor and the Interest in the Company that is the subject of such Transfer shall remain subject to all terms and provisions of this Agreement, and the Transferee shall hold such Interest in the Company subject to all unperformed obligations of the Transferor and shall agree in writing to the foregoing if requested by any Member. Any successor or Transferee hereunder shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

          (b) Unless a Transferee of a Member’s Interest in the Company becomes a Substituted Member, such Transferee shall have no right to obtain or require any information or account of Company transactions, or to inspect the Company’s books, or to vote on Company matters. Such a Transfer shall, subject to the last sentence of Section 9.1, merely entitle the Transferee to receive the share of distributions, income and losses to which the transferring Member otherwise would be entitled. Each Member agrees that such Member will, after a Transfer of that Member’s Interest in the Company (whether or not the Transferee becomes a

Substituted Member) and upon request of any other Member, execute such certificates or other documents and perform such acts as such other Member may deem appropriate to preserve the limited liability of the Members under the laws of the jurisdictions in which the Company is doing business.

          (c) Neither the Transfer of a Member’s Interest in the Company nor the admission of a Substituted Member shall be cause for dissolution of the Company.

          Section 9.5. Capital Account. Any Transferee of a Member admitted as a Member pursuant to the provisions of this Article IX shall succeed to the Capital Account so Transferred to such Transferee.

          Section 9.6. Additional Filings. Upon the admission of a Substituted Member under Section 9.2, the Company shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

ARTICLE X

RESIGNATION OF MEMBERS;
TERMINATION OF COMPANY; LIQUIDATION
AND DISTRIBUTION OF ASSETS

          Section 10.1. Resignation of Members. Except as otherwise specifically permitted in this Agreement, no Member shall at any time withdraw, retire or resign from the Company. Any Member withdrawing, retiring or resigning in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Company and all other Members from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Company or any other Member arising out of or resulting from such retirement or resignation.

          Section 10.2. Dutch Auction Procedure.

          (a) If at any time (i) during the continuation of a Dutch Auction Event or (ii) on or after May 31, 2002, either Member (the “Offeror”) delivers to the Company and the other Member (the “Offeree”) a written notice (the “Offeror’s Notice”) stating that the Offeror is willing both (A) to purchase the Offeree’s Interest in the Company and all of the Offeree’s other Venture Interests for a specified purchase price in cash (the “Offer Price”), subject only to the terms and conditions set forth on Annex F hereto, and (B) to sell the Offeror’s Interest in the Company and all of the Offeror’s other Venture Interests to the Offeree for the Offer Price and on the same terms and conditions, then for a period of 30 days after receipt of the Offeror’s Notice, the Offeree shall have the irrevocable and exclusive option, exercisable by written notice (the “Offeree’s Notice”) to the Offeror, with a copy to the Company, to purchase all (but not less than all) of the Offeror’s Interest in the Company and the Offeror’s other Venture Interests at the Offer Price on such terms and conditions. If the Offeree exercises its option under this Section 10.2(a), then the Offeror shall sell all of its Interest in the Company and all of its other Venture Interests to the Offeree (or to the Offeree’s Parent or any Wholly Owned Subsidiary of the Offeree’s Parent designated by the Offeree in writing), and the Offeree shall purchase all such Interest in the Company and other Venture Interests from the Offeror, at the Offer Price and on the terms and conditions specified in the Offeror’s Notice, in accordance with paragraphs (b) through (d) of this Section 10.2. If the Offeree does not exercise its option under this Section 10.2(a), then the Offeror (or any Wholly Owned Subsidiary of the Offerer or of the Offeror’s Parent) shall purchase all of the Offeree’s Interest in the Company and other Venture Interests, and the Offeree shall sell all of its Interest in the Company and other Venture Interests to the Offeror, at the Offer Price and on such terms and conditions, in accordance with paragraphs (b) through (d) of this Section 10.2.

          (b) The closing of all purchases and sales of Interest in the Company under Section 10.2(a) (the “Dutch Auction Closing”) shall take place at the principal executive offices of the purchaser of the Interest in the Company and the other Venture Interests (the “Purchaser”), or such other place inside or outside the State of Delaware as may be agreed upon by the seller of the Interest and the other Venture Interests in the Company (the “Seller”) and the Purchaser.

          (c) The Dutch Auction Closing shall take place at 10:00 a.m., local time, on the later of (i) the Business Day that is on or immediately after the 90th day following delivery of a Offeror’s Notice or (ii) the tenth Business Day following the expiration or termination of all legally required waiting periods applicable to such sales and purchases, or at such other time and/or place as may be agreed upon by the Seller and the Purchaser.

          (d) At the Dutch Auction Closing, provided that the conditions specified in Annex F hereto are satisfied, (i) the Seller shall assign and transfer to the Purchaser good and valid title to the Interest in the Company and other Venture Interests being purchased by the Purchaser (or such assignee), by such certificates, legal opinions and other instruments of transfer as the Purchaser (or such assignee) shall reasonably request, all in form and substance reasonably satisfactory to the Purchaser (or such assignee) and (ii) the Purchaser (or such assignee) shall pay to the Seller the Purchase Price in cash, by delivery of a certified or bank check or by wire transfer of immediately available funds to such account as the Seller shall direct by written notice delivered to the Purchaser (or such assignee) not later than two Business Days before the Dutch Auction Closing.

          Section 10.3. Dissolution of Company

          (a) The Company shall be dissolved, wound up and terminated as provided herein upon the first to occur of the following:

     (i) the Dissolution Date;

     (ii) the death, insanity, retirement, removal, expulsion, withdrawal, resignation (except as the result of a transfer described in the second proviso of Section 9.2(d)) or bankruptcy of any Member (an “Event of Withdrawal”);

provided, however, that in the event that a Member delivers a Offeror’s Notice then the Dissolution Date shall be extended, if necessary, until (x) the tenth Business Day after the Dutch Auction Closing occurs or (y) the date on which fulfillment of the Dutch Auction Closing becomes impossible, as the case may be, and provided further that, upon the occurrence of an Event of Withdrawal, the remaining Member or Members may, by written consent of a Majority in Interest of the Members, elect to continue the business of the Company, prior to application of the liquidation provisions of this Article X, such action to be taken within 60 days after such Event of Withdrawal. In the case of a resignation described in Section 9.2(c), the written consent of each other Member to the admission of the Transferee as a Substituted Member shall also constitute the written consent described in the previous sentence.

          (b) In the event of the dissolution of the Company for any reason, a liquidating agent appointed by a Majority in Interest of the Members, or if a Majority in Interest of the Members cannot agree, appointed by the American Arbitration Association (the “Liquidator”), shall commence to wind up the affairs of the Company and to liquidate the Company Assets. The Members shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles IV and V. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company Assets pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

          (c) The Liquidator shall have all of the rights and powers with respect to the Company Assets in connection with the liquidation and termination of the Company that the Members would have with respect to the Company Assets during the term of the Company, and the Liquidator is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the liquidation and termination of the Company and the transfer of any Company Assets.

          (d) Notwithstanding the foregoing, a Liquidator which is not a Member shall not be deemed a Member and shall not have any of the economic interests in the Company of a Member; and such Liquidator shall be compensated for its services to the Company at normal, customary and competitive rates for its services to the Company, as reasonably determined by the Majority in Interest of the Members.

          Section 10.4. Distribution in Liquidation.

          (a) The Company Assets shall be applied in the following order of priority:

     (i) first, to pay the costs and expenses of the winding up, liquidation and termination of the Company;

     (ii) second, to creditors of the Company, in the order of priority provided by law;

     (iii) third, to establish reserves reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company; provided, however, that at the expiration of such period of time as the Liquidator may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;

     (iv) fourth, to the Members for loans, if any, made by them to the Company; and

     (v) fifth, to the Members in accordance with the positive balances in the Members’ Capital Accounts.

     (b) If the Liquidator, in its sole discretion,

determines that Company Assets other than cash are to be distributed, then the Liquidator shall cause the Value of the assets not so liquidated to be determined. Such assets shall be retained or distributed by the Liquidator as follows:

     (i) The Liquidator shall retain assets having an appraised value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of subparagraphs (i), (ii), and (iii) of Section 10.4(a); and

     (ii) The remaining assets shall be distributed to the Members in the manner specified in subparagraphs (iv) and (v) of Section 10.4(a).

          (c) If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Member its allocable share of each Company Asset, the Liquidator may allocate and distribute specific Company Assets to one or more Members as the Liquidator shall reasonably determine to be fair and equitable, taking into consideration, inter alia, the Value of such Company Assets and the tax consequences of the proposed distribution upon each of the Members (including both distributees and others, if any). Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

          Section 10.5. Final Reports. Within a reasonable time following the completion of the liquidation of the Company Assets, the Liquidator shall deliver to each of the Members a statement audited by the Accountants which shall set forth the Company Assets as of the date of complete liquidation and each Member’s portion of distributions pursuant to Section 10.4.

          Section 10.6. Rights of Members. Each Member shall look solely to the Company Assets for all distributions with respect to the Company and such Member’s Capital Contribution (including return thereof), and such Member’s share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

          Section 10.7. Deficit Restoration. Notwithstanding any other provision of this Agreement to the contrary, upon liquidation of a Member’s Interest in the Company (whether or not in connection with a liquidation of the Company), no Member shall have any liability to restore any deficit in its Capital Account. In addition, no allocation to any Member of any loss, whether attributable to depreciation or otherwise, shall create any Company Asset, even if such allocation reduces the Capital

Account of any Member or creates or increases a deficit in such Capital Account; it is also the intent of the Members that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company (however, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the Company). The obligations of the Members to make Capital Contributions pursuant to Article III are for the exclusive benefit of the Company and not of any creditor of the Company; no such creditor is intended as a third-party beneficiary of this Agreement nor shall any such creditor have any rights hereunder, including, but without limitation, the right to enforce any capital contribution obligation of the Members.

          Section 10.8. Termination. The Company shall terminate when all the Company Assets shall have been disposed of and distributed as provided in Section 10.4. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Company. Notwithstanding the termination of the Company, (a) the provisions of Article XIII shall survive such termination for the period stated therein and (b) the provisions of Section 14.2 shall survive such termination forever.

ARTICLE XI

NOTICES AND VOTING

          Section 11.1. Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or telecopier to the following address or telecopy number:

(a)	In the case of the Company:

Education First Finance LLC
300 Jericho Quad — First Floor
Jericho, New York 11753
Telecopy No.: (516) 932-0574
Attention: Chief Executive Officer

(b)	In the case of TCB Sub:

TCB Education First Corporation
One Chase Manhattan Plaza, 17th Floor
New York, New York 10081
Telecopy No.: (212) 552-7218
Attention: Mr. William H. Hoefling

with a copy to:

The Chase Manhattan Bank
270 Park Avenue, 41st Floor
New York, New York 10017
Telecopy No.: (212) 270-1223
Attention: Barbara Toppeta, Esq.

(c)	In the case of Sallie Mae:

Student Loan Marketing Association
1050 Thomas Jefferson Street N.W.
Washington, D.C. 20007
Telecopy No.: (202) 298-7256
Attention: General Counsel

Any party may designate a different address by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, if telecopied on a Business Day; and the next Business Day following the day on which receipt is acknowledged if telecopied on a day that is not a Business Day.

          Section 11.2. Voting. Any action requiring the affirmative vote of Members under this Agreement, unless otherwise specified herein, may be taken by vote at a meeting or, in lieu thereof, by written consent of Members with the required percentage of Interest in the Company, following notice to all the Members.

ARTICLE XII

BOARD OF REPRESENTATIVES

          Section 12.1. Number of Representatives; Power of Representatives. The Board shall consist of eight individuals (the “Representatives”), four of whom shall be selected by TCB Sub and four of whom shall be selected by Sallie Mae. Each Member shall notify the Company and the other Member in writing of the appointment or removal of any of its Representatives and of the identity of the Representative so appointed or removed, and no such appointment or removal shall be effective until such notice is delivered. The Representatives shall act in such capacity solely as agents and representatives of the Member who appoints them and neither the Representatives nor any Member shall have any fiduciary duty or other similar obligation towards the Company or any other Member. Any consent, approval, determination, agreement, amendment, modification, authorization, assignment or other action approved by a Supermajority Vote (as defined below) shall be deemed to be (and shall be as binding on the Company and the Members as), for all purposes of this Agreement, a consent, approval, determination, agreement, amendment, modification, authorization, assignment or other action by a Majority in Interest of the Members. For purposes of the foregoing sentence, (i) “Supermajority Vote” means the affirmative vote of at least six Representatives, including at least three Representatives selected by TCB Sub and at least three Representatives selected by Sallie Mae, without any negative vote by any Representative, and (ii) at any meeting of the Board, the Representatives selected by any Member who are attending such meeting, either in person or by telephone, shall act as proxies for the Representatives selected by such Member who are not attending the meeting, so that the affirmative vote of all Representatives selected by a Member who are attending the meeting shall be deemed to be the affirmative vote of all Representatives selected by such Member.

          Section 12.2. Removal of Representatives. Either Member may, at any time, remove any or all of the Representatives selected by such Member and may select new Representatives to serve in their stead. Such removal and substitution shall be effective with or without advance notice thereof to the Company or the other Member.

          Section 12.3. Compensation of Representatives. The Company will not pay any fees, expenses or other compensation to the Representatives for their services as such or for their attendance at meetings of the Board.

          Section 12.4. Meetings of the Board. The Board shall hold regular meetings monthly during 1996 and at least once in each fiscal quarter thereafter. Special meetings of the Board may be called at any time by any Representative. All meetings of the Board shall be held at such time and place as may be designated by the Chair. The Chair shall preside at all meetings of the Board, except that if the Chair is absent, another Representative chosen by majority vote of the Representatives present shall preside. At least ten days’ notice shall be given to each Member of any meeting of the Board. Representatives may participate in a meeting of the Board by means of conference telephone or similar communications equipment enabling all individuals participating in the meeting to hear each other at the same time.

ARTICLE XIII

NON-SOLICITATION; NON-COMPETITION

          Section 13.1. Agreement not to Solicit. Except as set forth in the next sentence, until the earlier of the dissolution of the Company and the second anniversary of the Dutch Auction Closing (such earlier date, the “Expiration Date”), each Member will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, soliciting to employ any individual who within the prior twelve months had been an Officer or employee of the Company or a Subsidiary of the Company, unless (a) such Officer or employee (i) resigns voluntarily from the Company and its Subsidiaries without any solicitation (other than those permitted by the next sentence) from such Member or such Subsidiary or (ii) is terminated by the Company or any Subsidiary of the Company on or after the Closing Date; or (b) such employment or engagement is consented to by each other Member (which consent shall not be unreasonably withheld); provided, however, that on and after December 1, 1996, each Member may solicit to employ any Chase Employee (as such term is defined in the Omnibus Agreement dated as of the date hereof among Chase, The Chase Manhattan Corporation, the Marketing Company and Sallie Mae (the “Omnibus Agreement”)) or Sallie Mae Employee (as defined in the Omnibus Agreement) named on Schedule 3 to the Omnibus Agreement. The restrictions set forth in the preceding sentence shall not apply to (x) any solicitation which is conducted solely through advertisements in periodicals of general circulation or (y) any employment or solicitation by the Purchaser in the event of the purchase by one Member of all of the Interests in the Company pursuant to Section 10.2.

          Section 13.2. Agreement not to Compete.

          (a) TCB Sub hereby agrees that, after the Closing Date and until the Expiration Date, TCB Sub will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, taking any of the following actions without the consent of a Majority in Interest of the Members, except as otherwise provided by this Agreement and the other Venture Agreements:

     (i) with respect to Education Related Loans described in clauses (i), (ii) or (iii) of the definition of “Education Related Loans” or any loans made for the purpose of repaying or consolidating any such Education Related Loans, engaging in the marketing, making, purchasing, servicing or owning of such Education Related Loans or such consolidation loans;

     (ii) with respect to Education Related Loans described in clause (iv) of the definition of “Education Related Loans”, marketing any such Education Related Loans to individual borrowers through any educational, guaranty or similar institutions;

     (iii) licensing, using or permitting its Affiliates to license or use the Chase Trademarks for any purpose in connection with Education Related Loans; or

     (iv) using the Sallie Mae Trademarks other than in connection with Education Related Loans or Other Approved Products and Services that are marketed or owned by the Company;

provided, however, that the restrictions set forth in subparagraphs (i) and (ii) of this Section 13.2(a) (the “Applicable Restrictions”) shall not apply to any Person which after the date hereof may become an Affiliate of Chase as a result of, or in connection with, the acquisition of Chase (or a controlling interest in Chase) by another company, or the acquisition of another company or business (or a controlling interest therein) by Chase or by an Affiliate of Chase, or the merger between Chase and another company, or to the surviving company of any such merger (such acquired, acquiring or surviving company or business, the “Restricted Company”), so long as, following the consummation of such acquisition or merger, (x) until the Expiration Date, the Restricted Company does not use the Chase Trademarks in connection with the business of the Restricted Company that would otherwise violate the Applicable Restrictions (the “Restricted Business”), (y) until the earlier of the dissolution of the Company and the Dutch Auction Closing, Chase or the surviving company of the merger, as the case may be, does not take any action, the primary purpose of which is to cause the market share of the Restricted Business to increase materially beyond its historical pattern prior to such acquisition or merger and (z) until the earlier of the dissolution of the Company and the Dutch Auction Closing, Chase continues to provide at least the same level of financial support and management cooperation to the Company as prior to such acquisition or merger. In the event that (q) as a result of, or in connection with, any such acquisition or merger, the Chase Trademarks are abandoned, or otherwise cease to be widely used, by Chase and its Affiliates, considered as a whole, and (r) following the consummation of such acquisition or merger, the Restricted Company engages in the Restricted Business, then Sallie Mae shall have the right to deliver a Dutch Auction Event Notice to TCB Sub.

          (b) Sallie Mae hereby agrees that, except as provided in the Venture Agreements, after the Closing Date and until the Expiration Date, Sallie Mae will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, taking any of the following actions without the consent of a Majority in Interest of the Members, except as otherwise provided in this Agreement and the Venture Agreements:

     (i) making any loans to any Person for the purpose of repaying or consolidating any Education Related Loans owned by the Company or the Trust;

     (ii) using customer lists owned by the Company or other information obtained directly or indirectly from the Company, the Marketing Company or the Trust for the purpose of making any Education Related Loans to any Borrower;

     (iii) using the Chase Trademarks other than in connection with Education Related Loans or Other Approved Products and Services marketed, provided or owned by the Company or the Trust;

     (iv) marketing, making, purchasing or otherwise providing any Education Related Loans to Borrowers generally, without also offering to market, make, purchase or otherwise provide such Education Related Loans through the Company on a non-exclusive basis on commercially reasonable terms and conditions; or

     (v) marketing, making, purchasing or otherwise providing any loans or other financial products or services (including without limitation any Education Related Loans) to individuals through lenders that have entered into a commitment to sell Education Related Loans on a continuing basis to Sallie Mae or any of its Affiliates (“Commitment Lenders”) without also offering to market, make, purchase or otherwise provide such loans or other financial services through the Company on a non-exclusive basis on substantially the same terms and conditions as those offered to Commitment Lenders; provided, however, that the provisions of this paragraph (v) shall not apply to products or services offered only through arrangements negotiated by Sallie Mae with a single Commitment Lender or a small group of Commitment Lenders and not made broadly available to Commitment Lenders in general; and provided further that Sallie Mae shall continue to provide at least the same level of financial support and management cooperation to the Company as prior to the time that Sallie Mae offered such products or services through Commitment Lenders.

          (c) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 13.2. It is the intention of the parties that the provisions of this Section 13.2 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 13.2 shall not render unenforceable, or impair, the remainder of the provisions of this Section 13.2. Accordingly, if any provision of this Section 13.2 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          (d) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 13.2 would be inadequate, and each party hereby consents to the granting by any court of any interim or provisional relief (including injunction or other equitable relief) that may be necessary to protect the rights or property of the nonbreaching party, pending the establishment of an arbitral tribunal pursuant to Section 14.2 to arbitrate the dispute arising out of such breach.

          Section 13.3. Use of Customer Lists by Members.

          (a) Except as provided in Section 13.2 and this Section 13.3, no Member shall use or have access to the Company’s customer list.

          (b) Any Member may obtain and use the Company’s customer lists for its own business purposes, provided that such purposes do not include the marketing, making, purchasing, servicing or owning of any Education Related Loan whatsoever or of any Other Approved Products and Services that has (by a vote of a Majority in Interest of the Members) been deemed to be the exclusive product or service of the Company. The receipt and use of the Company’s customer lists shall be at no cost to the Member except for the specific costs of generating and providing such copy.

          (c) The Members shall have equal access to include materials in mailings made by or on behalf of the Company. There shall be no charge for such access. Notwithstanding the foregoing, no marketing, sales, solicitation or promotional material shall be included in any such mailing without the approval of a Majority in Interest of the Members.

          Section 13.4. Offer of New Products and Services to the Company.

          (a) Each Member may, but shall not (except as set forth in Section 13.2(b)(iv) and (v)) be required to, offer to the Company the non-exclusive right to market, provide and own any product or service reasonably related to the Business which, if approved by a Majority in Interest of the Members, would constitute an Education Related Loan or Other Approved Products and Services. Any such offer shall remain open for a period of not less than thirty (30) days and may be accepted by a Majority in Interest of the Members.

          (b) The Officers of the Company may, from time to time as they deem appropriate, suggest new products and services to the Members to be marketed, provided and/or owned by the Company. A Majority in Interest of the Members shall determine whether or not any such product or service shall be offered by the Company and, if so offered, whether the Company’s rights to such product or service shall be exclusive and, if such rights are to be exclusive, the terms of such exclusivity.

ARTICLE XIV

MISCELLANEOUS

     Section 14.1. Entire Agreement. This Agreement, the Exhibits and Annex hereto and the documents referred to herein contain the complete agreement among the parties hereto relating to the subject matter hereof and supersede any prior understandings, agreements or representations by and between the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is made in connection with and as an integral part of the transactions set forth in the Venture Agreements, and all terms and conditions set forth herein are to be construed in light of and in accordance with, the terms and conditions of the Venture Agreements.

          Section 14.2. Governing Law, Arbitration, Specific Performance, Choice of Forum, Damages and Expenses.

          (a) Except as provided in Section 14.2(b)(ii), this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard for principles of conflicts of laws that would require the application of the law of a jurisdiction other than the State of Delaware.

          (b) Any Legal Dispute arising at any time or any Policy Disagreement arising on or prior to the sixth anniversary of the Closing Date shall be finally and conclusively determined by arbitration in a proceeding conducted in New York, N.Y. in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except as provided herein:

     (i) No Member shall submit any Legal Dispute or Policy Disagreement to arbitration unless the procedures set forth in Section 7.16 have first been complied with.

     (ii) The conduct of the arbitration, the resort to a court for interim, provisional or equitable remedies, the enforcement of any award and any other question of arbitration law or procedure shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16.

     (iii) In the event of a Legal Dispute:

     (A) The arbitration shall be conducted before a tribunal composed of three neutral arbitrators, one to be appointed by the claimant, another by the respondent and the third, who shall act as chair, to be appointed by the first two arbitrators, except that if either party fails to appoint its arbitrator within 21 days of respondent’s receipt of claimant’s demand for arbitration or if the first two arbitrators cannot agree on the identity of the third, the AAA shall appoint an arbitrator to fill any such vacancy.

     (B) Each party shall obtain the consent of its appointee to serve as arbitrator. The AAA shall obtain the consent of any appointee selected by it.

     (C) The parties intend that each of the arbitrators be independent and impartial. To this end, each arbitrator shall disclose to the parties and to the other members of the tribunal, any professional, familial or social relationships, present or past, with any party or its counsel. In the event that either party believes that any arbitrator is not independent and impartial, such party may apply in writing for the removal of such arbitrator. Such application shall be made (I) if the arbitrator being challenged is the chair or if no chair is then in office, to the AAA, and (II) in any other case, to the chair. The AAA or the chair, as the case may be, shall reach and render a decision in writing regarding such application within five Business Days after delivery thereof, which decision shall be final. If such decision includes a finding that the challenged arbitrator is not independent and impartial, such arbitrator shall automatically be removed from the tribunal. The vacancy arising from such removal shall be filled by the party who was originally entitled to appoint such arbitrator or, in the case of the chair, by the other arbitrators (or if they are unable to agree, by the AAA).

     (D) The tribunal shall determine the rights and obligations of the parties according to the substantive laws of the State of Delaware (excluding conflicts of laws principles), in accordance with Section 14.2(a), as though acting as a court of the State of Delaware.

     (E) Each arbitrator shall not have, and shall not have had within the three-year period ending on the date of his or her appointment, any significant business dealings with, any of the parties or their Affiliates.

     (iv) In the event of a Policy Disagreement arising on or prior to the sixth anniversary of the Closing Date:

     (A) There shall be a single arbitrator appointed by mutual agreement of the parties within 7 days of the respondent’s receipt of claimant’s demand for arbitration. If such arbitrator has not been appointed within such 7 day period, such appointment shall be made by the AAA upon the written request of either party within 7 days of such request.

     (B) The arbitrator shall have at least five years senior level experience in the origination and purchase of student loans which are guaranteed by a governmental agency.

     (C) The hearing shall be held no later than 90 days following the appointment of the arbitrator.

     (D) Each party shall make a single, comprehensive business proposal in writing setting forth its view of the appropriate resolution of the Policy Disagreement. In resolving the Policy Disagreement, the arbitrator shall choose, in its entirety and without modification, one or the other of the business proposals submitted by the parties. The arbitrator shall not have any power to choose any other or compromise solution to the Policy Disagreement, unless the parties otherwise agree in writing.

     (E) In determining which of the two business proposals to choose, the arbitrator may take into account the business, financial and legal consequences of the two business proposals on the parties, as well as on the Company and any other factors that he or she deems relevant.

     (v) Each arbitrator shall not be, and shall not have been within the three-year period ending on the date of his or her appointment, an officer, director, employee, agent or attorney of or for, any of the parties or any of their Affiliates.

     (vi) All awards for damages suffered by a non-defaulting party as a result of the default of a defaulting party shall include interest at the prime rate from time to time announced by The Chase Manhattan Bank, plus 2% per annum, from the date such damages were suffered.

     (vii) Either party may, without inconsistency with this agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal.

     (viii) Judgment upon any arbitral award may be entered in any court of competent jurisdiction in the United States of America.

     (ix) Each party waives any claim, right or entitlement to consequential, punitive or exemplary damages (including any damages for lost profits) or any other damages of any kind or nature in excess of compensatory damages, and any arbitral panel is specifically divested of any power to award any damages in the nature of consequential, punitive or exemplary damages or any other damages of any kind or nature in excess of compensatory damages.

     (x) Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.

     (xi) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

     (xii) All notices by one party to the other in connection with the arbitration shall be in accordance with the provisions of Section 11.1 except that no notice may be given by telecopy.

     (xiii) Except to the extent necessary in connection with a proceeding relating to arbitration or to an arbitration award contemplated by this Section 14.2, information concerning (A) the existence of an arbitration, (B) any documentary or other evidence given by a party or witness in the arbitration or (C) the arbitration award may not be disclosed by the tribunal administrator, any arbitrators, any party or its counsel to any person or entity not connected with the proceeding unless required to do so by law or by a court or competent regulatory body, and then only to the extent of disclosing no more than that which is legally required.

     (xiv) The arbitral tribunal may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Venture Agreements if the subject of the Legal Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. In any consolidated proceedings, Sallie Mae and any or all of its Affiliates shall be treated as a single party and Chase and any and all of its Affiliates shall be treated as a single party. Such consolidated arbitration shall be determined by the arbitral tribunal appointed for the arbitration proceeding that was commenced first in time.

          Section 14.3. Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and permitted assigns.

          Section 14.4. Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

          Section 14.5. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

          Section 14.6. Partial Enforceability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          Section 14.7. Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

          Section 14.8. No Third Party Beneficiaries. Except as set forth in Article VIII, this Agreement is solely for the benefit of the parties hereto and shall not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          Section 14.9. Certain Indemnification. Each assigning Member, Substituted Member and each assignee of any Interest in the Company (or any portion thereof) shall indemnify and hold harmless the Company, each other Member and every shareholder, partner, officer, director, employee or Affiliate of each other Member who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of or arising from any actual or alleged misrepresentation, misstatement of facts or omission to state facts made (or omitted to be made) by such indemnifying party in connection with any Transfer of all or any part of any Interest in the Company, against expenses for which the Company or such other Person has not otherwise been reimbursed (including judgments, fines, amounts paid in settlement and reasonable attorneys’ fees and disbursements) actually and reasonably incurred by the indemnified party in connection with such action, suit or proceeding; provided, however, that the foregoing indemnification shall not be valid as to any Member who supplied the information which gave rise to any actual material misrepresentation, misstatement of facts or omission to state facts.

          Section 14.10. Waiver of Partition. The Members hereby agree that the Company Assets are not and will not be suitable for partition. Accordingly, each Member hereby irrevocably waives any and all rights (if any) that such Member may have to maintain any action for partition of any of such Company Assets.

          Section 14.11. Amendments and Actions to be in Writing. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by all the Members. No action by a Majority in Interest of the Members shall be effective unless evidenced by an instrument in writing signed by Members representing a Majority in Interest of the Members. No action by the Board shall be effective unless evidenced by an instrument in writing signed by Representatives representing the requisite number of Representatives or unless the taking of such action by the requisite number of Representatives is recorded in the minute book kept by the Secretary, and attested by the Secretary or an Assistant Secretary and such minutes have approved by the requisite number of Representatives at a duly constituted meeting.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement.

TCB EDUCATION FIRST CORPORATION

By:	/s/ William H. Hoefling

Name: William H. Hoefling
Title: President

STUDENT LOAN MARKETING ASSOCIATION

By:	/s/ Lydia M. Marshall

Name: Lydia M. Marshall
Title: Executive Vice President

ANNEX A

CHASE TRADEMARKS

ANNEX B

OTHER APPROVED PRODUCTS AND SERVICES

ANNEX C

SALLIE MAE TRADEMARKS

ANNEX D

VENTURE AGREEMENTS

ANNEX E

CAPITAL CONTRIBUTIONS

TCB EDUCATION FIRST CORPORATION	$1,000,000

STUDENT LOAN MARKETING ASSOCIATION	$1,000,000

ANNEX F

TERMS AND CONDITIONS FOR DUTCH AUCTION SALES

EXHIBIT I

PRELIMINARY BUSINESS PLAN